Exhibit 10.12

MINUTES OF REGULAR MEETING

OF THE BOARD OF DIRECTORS OF

PHAGE BIOTECHNOLOGY CORPORATION

February 27, 2005

(REDACTED)

Inter-Company Billing Policy

The Corporation and CardioVascular BioTherapeutics, Inc. (“Cardio”), a related company, have certain shared overhead items that needed to be memorialized. The Corporation is informed Cardio adopted a policy on or about July 21, 2004. The Corporation wishes to adopt a similar policy with regard to inter-company billing. After discussion, upon motion duly made Sergiy Buryak, seconded by Mr. A. Montano, with no dissent, the following resolutions were unanimously adopted:

RESOLVED, the policy regarding payments by the Corporation to Cardio for certain administrative support provided to Cardio at the lab administrative office that was presented at this meeting is hereby adopted, ratified and approved. A true and correct copy of which is attached hereto as Exhibit B.

RESOLVED FURTHER, that, without further action by this Board, the executive officers, and each of them, are authorized to revise such policy from time to time as necessary to reflect future facts and arrangements.

Exhibit B 14272 Franklin Ave., Suite 110, Tustin CA 92780

Inter-Company Related Items Policy

Due to the common ownership for Phage Biotechnology Corp. (PHAGE) and Cardio Vascular Genetic Engineering (CVGE), there are several items that the companies share in relation to operating their individual businesses. These “Operating Costs” have primarily been paid for by CVGE’s sister company PHAGE with the understanding that expenses will be divided based on the following:

1.	The number of PHAGE employees working or assisting CVGE in its business operations.

2.	The amount of space that CVGE requires from the facility rented/leased/ or owed by PHAGE to conduct CVGE’s business.

The monthly allocation of PHAGE operating office costs to be paid by Cardio is calculated as follows:

Labor:	The amount of labor costs will be calculated by multiplying the time allocated for CVGE by each employee who works for CVGE and is not on CVGE payroll.

As of December 2001 the labor costs have been:

	Number of Employees	Time Allocated for CVGE
2001	one	50%
2002	one	50%
2003	one	50%

Office:	The amount of office operating costs will be calculated by using the approximate square feet that is being used by CVGE in the PHAGE facility. This amount will be divided by the total space that is leased to PHAGE. The office supplies and overhead costs will then be multiplied by this percentage.

As of June 2000, the office costs have been:

Space occupied by CVGE		Total PHAGE lease space % occupied
2000	1,600	8,155	20%
2001	1,600	8,155	20%
2002	1,600	8,155	20%
2003	1,600	8,155	20%

Exhibit B 14272 Franklin Ave., Suite 110, Tustin CA 92780

The Operating Costs that have been calculated as billable indirect costs to Cardio Vascular are based on the following:

Payroll — This was established using the number of employees that currently work for both Phage and Cardio and are paid salary for their work through Phage Biotechnology only. We then evaluated how much time was spent on the companies in question, and divided the salary by this percentage. Since there is only one employee who currently works for Cardio and Phage, we have calculated her salary for each quarter going back to her hire date and have given a 50% time calculation for each company. Hence her salary is then equally divided between the two companies.

Lab Overhead Costs — This was established using the number of square feet approximately occupied by Cardio Vascular. Since there is only one employee, her office as well as the files maintained for the company, have been taken into the calculation for the total billable percentage. This space equals approximately 20% of the 10,000 sq ft of office space at the Tustin, CA address.

These calculations have been reviewed and agreed upon by Jennifer Angel, who maintains and operates the Cardio Vascular corporate finances, as well as the Phage Biotechnology finances.

The Direct Costs allocated as billable direct costs to Cardio Vascular were based on the current manufacturing costs as evaluated by BioProcess Technology Consultants on July 5, 2002. These costs take into account all of the batches that Phage Biotechnology has manufactured for Cardio Vascular and its clinical trials. These costs were reviewed and agreed upon by Dr. John Jacobs who oversees all operations for the lab facility in Tustin, CA.

These calculations are as of December 31, 2003.